FAEGRE & BENSON LLP
2200 Norwest Center, 90 South Seventh Street
Minneapolis, Minnesota 55402-3901
Telephone 612-336-3000
Facsimile 612-336-3026



February 21, 1997


Jundt Funds, Inc.
1550 Utica Avenue South, Suite 950
Minneapolis, Minnesota  55416

Re: 	Rule 24f-2 Notice for Jundt Funds, Inc.
          (File No. 33-99080)

Dear Sir or Madam:

	We have acted as general counsel to Jundt Funds, Inc., a Minnesota corporation (the Company), in connection with the Companys Registration Statement on Form N-1A
 (File No. 33-99080). This opinion is addressed to you in connection with a filing by the Company of a notice pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended (the Rule 24f-2 Notice). In that connection, we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purpose of this opinion.
 Based thereon, we advise you that, in our opinion, the aggregate of 1,169,998 shares of common stock, $.01 par value per share, sold by the Company during the fiscal year ended December 31, 1996, as set forth in the Rule 24f-2 Notice, were legally issued, have been fully paid and are nonassessable, if issued and sold upon the terms and in the manner set forth in the Registration Statement of the Company referred to above.

Very truly yours,

/s/ Faegre & Benson LLP

Faegre & Benson LLP